SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) dated this 17th day of April, 2007, by and among CENTRAL WIRELESS, INC., a Utah corporation (“Central Wireless”), KENNETH W. BRAND, an individual and principal shareholder of Central Wireless (“Mr. Brand”), SUMMIT MEDICAL TECHNOLOGIES, INC., a New Hampshire corporation (the “Company”) and the shareholders of the Company listed on Exhibit A attached hereto (the “Company Shareholders”).

RECITALS:

WHEREAS, the Company Shareholders own all of the outstanding capital stock of the Company as set forth in Exhibit A;

WHEREAS, the authorized capital stock of the Company consists of Forty Million (40,000,000) shares of common stock, no par value per share (“Company Common Stock”), and Twenty Million (20,000,000) shares of preferred stock, no par value per share (“Company Preferred Stock”), of which Nineteen Million Five Hundred Thousand One Hundred Sixty (19,500,160) shares of Company Common Stock are issued and outstanding and Nine Million Seven Hundred Fifty Thousand (9,750,000) shares of Company Preferred Stock are issued and outstanding (collectively the “Company Outstanding Stock”);

WHEREAS, the shareholders of Central Wireless set forth on the Central Wireless Shareholder List attached hereto as Exhibit B own all of the outstanding capital stock of Central Wireless;

WHEREAS, the authorized capital stock of Central Wireless consists of Two Billion (2,000,000,000) shares of common stock, par value $0.001 per share (the “CWIR Common Stock”), of which One Billion Nine Hundred Fifty-Four Million One Hundred Ninety-Two Thousand Four Hundred Fifty-One (1,954,192,451) shares are issued and outstanding, Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred (9,999,900) shares of undesignated preferred stock, of which no shares are issued and outstanding, par value $0.01 per share, and One Hundred (100) shares of Series A Convertible Preferred Stock, par value $0.01 per share, of which no shares are issued and outstanding;

WHEREAS, the Company Shareholders desire to transfer to Central Wireless Nineteen Million Five Hundred Thousand One Hundred Sixty (19,500,160) shares of Company Common Stock, which such shares represent all the issued and outstanding shares of the Company Common Stock, in exchange for One Hundred (100) shares of Central Wireless Series A Convertible Preferred Stock, par value $0.01 per share, which is convertible into that number of shares of CWIR Common Stock equal to eighty-five percent (85%) of the total issued and outstanding capital stock of Central Wireless (the “CWIR Exchange Shares”) upon the twentieth (20) day after the mailing of a Definitive Schedule 14C Information Statement to the Central Wireless Shareholders pursuant to the terms and conditions set forth herein; and

WHEREAS, Central Wireless and the Company intend that for United States federal income tax purposes, the transactions contemplated hereby shall qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (together with all rules and regulations issued thereunder, the “Code”) and that this Agreement shall be adopted as a plan of reorganization for purposes of Section 368 of the Code.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.	THE SHARE EXCHANGE AND RELATED TRANSACTIONS.

1.1. Share Exchange. In accordance with the provisions of this Agreement, the Utah Revised Statutes (the “URS”) and other applicable law, on the Closing Date (as defined below), the Escrow Agent (as defined below) shall deliver to Central Wireless, the Company Common Stock, and in exchange therefore, the Escrow Agent shall deliver to the Company Shareholders in the denominations set forth opposite the name of each Company Shareholder on Schedule A attached hereto, the CWIR Exchange Shares. The share exchange transaction is referred to herein as the “Share Exchange”. Upon the execution of this Agreement, and as partial consideration for the CWIR Exchange Shares: (a) the Company shall pay and discharge the outstanding balances owed to the entities and persons as set forth on Schedule B and (b) the Company shall issue a secured convertible promissory note to Mr. Brand in the principal amount of Fifty-Five Thousand Dollars ($55,000) substantially in the form of Exhibit C attached hereto and a warrant to purchase One Million Three Hundred Nine Thousand Five Hundred Twenty-Four (1,309,524) shares substantially in the form of Exhibit I attached hereto.

1.2  Escrow Closing. Upon the execution of this Agreement, Central Wireless shall deposit the CWIR Exchange Shares, and the Company Shareholders shall deposit the Company Common Stock with Gersten Savage LLP, attorneys for the Company, which shall serve as escrow agent (the “Escrow Agent”) pursuant to and on the terms set forth in that certain escrow agreement, of even date herewith, attached hereto as Exhibit D, to release the CWIR Exchange Shares and the Company Common Stock not earlier than the twentieth (20th) calendar day following the mailing of a Definitive Schedule 14C Information Statement (the “Schedule 14C”) with the U.S. Securities and Exchange Commission (the “SEC”).

1.3. Closing. The parties to this Agreement shall file Articles of Exchange (as defined below) pursuant to the URS, cause the Share Exchange to become effective and consummate the other transactions contemplated by this Agreement (the “Closing”) on such date which shall be the twentieth (20th) calendar day following the mailing of the Schedule 14C with the SEC, provided that in no event shall the Closing occur prior to the satisfaction of the conditions precedent set forth in Sections 6, 7 and 8 hereof. The date of the Closing is referred to herein as the “Closing Date”. The Closing shall take place at the offices of counsel to Central Wireless, or at such other place as may be mutually agreed upon by the parties. The parties hereto acknowledge and agree that the Schedule 14C shall be prepared by Gersten Savage LLP. On the Closing Date: (i) the Escrow Agent shall deliver to Central Wireless the original stock certificates representing the Company Common Stock, together with stock powers duly executed in blank; and (ii) the Escrow Agent shall deliver to the Company Shareholders stock certificates representing the CWIR Exchange Shares.

1.4. Plan of Exchange; Articles of Share Exchange. Central Wireless and the Company shall enter into a plan of exchange on the date hereof, substantially in the form attached hereto as Exhibit E (the “Plan of Exchange”), and, on the Closing Date, Central Wireless and the Company shall execute the Articles of Exchange, substantially in the form attached hereto as Exhibit F (the “Articles of Exchange”). The Articles of Exchange shall be filed with the Secretary of State of the State of Utah on or shortly after the Closing Date in accordance with the URS.

1.5. Approval of Share Exchange. By execution of this Agreement, the Company Shareholders hereby ratify, approve and adopt the Share Exchange and the Plan of Exchange for all purposes under the URS and duplicate laws of the Company’s state of incorporation. On or before the execution of this Agreement, the respective Boards of Directors of Central Wireless and the Company shall have approved this Agreement, the Plan of Exchange and the transactions contemplated hereby and thereby. On or before the execution of this Agreement, Central Wireless shall provide to the Company the consent of at least fifty-one percent (51%) of the shareholders of Central Wireless approving this Agreement and the transactions contemplated hereby. The parties hereto hereby acknowledge and agree that an Information Statement on Schedule 14C is required to be filed with the SEC, and to be mailed to all shareholders of record of Central Wireless, not less than twenty (20) days prior to Closing, which such Schedule 14C shall, among other things, set forth the intent of the requisite number of shareholders of Central Wireless to approve this Agreement and the transactions contemplated hereby. All parties to this Agreement agree to vote in favor of the Share Exchange to the extent such party is a holder of shares of CWIR Common Stock on the record date.

1.6. Increase of Authorized Shares; Reverse Stock Split. The parties to this Agreement acknowledge that as of the date hereof, Central Wireless has an insufficient number of shares of CWIR Common Stock available to complete the Share Exchange. The parties hereto acknowledge and agree that Central Wireless must file a Schedule 14C in order to effect, among other things, an increase of its authorized shares of CWIR Common Stock to Twenty Billion (20,000,000,000) shares (“Share Increase”), that such Schedule 14C must be mailed to all shareholders of record of Central Wireless and that the Closing cannot occur until such date which is at least twenty (20) calendar days following the date such Schedule 14C is mailed to the shareholders of Central Wireless. The parties hereto further acknowledge that such Schedule 14C will include the intent of the requisite number of shareholders under the URS to approve a proposal for Central Wireless to undertake a reverse stock split of CWIR Common Stock (the “Reverse Split”).

1.7. Brand Escrow. On the Closing Date, and subject to and in accordance with the provisions of Section 9 herein, Mr. Brand will cause to be deposited with the Escrow Agent a certificate or certificates evidencing twenty percent (20%) of the number of shares of CWIR Common Stock owed by Mr. Brand as of the Closing Date (the “Brand Escrow Shares”). All such certificates deposited with the Escrow Agent will be registered in the name of the Escrow Agent as nominee, and such Escrow Agent will retain such shares in accordance with an escrow agreement (the “Brand Escrow Agreement”) substantially in the form attached hereto as Exhibit G. Mr. Brand will beneficially own such Brand Escrow Shares and be entitled to vote such Brand Escrow Shares. The Brand Escrow Shares will be held in escrow and will be available to compensate the Company Shareholders for certain of the damages as provided in Section 9 herein. To the extent that they are not used for such purpose, the Brand Escrow Shares will be held for twelve (12) months and will be released on the first anniversary of the Closing Date.

2.	ADDITIONAL AGREEMENTS.

2.1. Access and Inspection, Etc. Each party to this Agreement has allowed and shall allow the other party and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of its properties, books, contracts, commitments and records for the purpose of making such investigations as the other party may reasonably request in connection with the transactions contemplated hereby, and shall cause the other party to furnish such information concerning its affairs as reasonably requested. Each party to this Agreement has caused and shall cause its personnel to assist the other party in making such investigation and shall use his best efforts to cause its counsel, accountants, and other non-employee representatives to be reasonably available to the other party for such purposes.

2.2. Confidential Treatment of Information. From and after the date hereof, the parties hereto shall and shall cause their representatives to hold in confidence all data and information obtained with respect to the other parties or their business, except such data or information as is published or is a matter of public record, or as compelled by legal process. In the event this Agreement is terminated pursuant to Section 10 hereof, each party shall promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained from them in connection with this Agreement, and shall not retain any copies thereof.

2.3. Public Announcements. After the date hereof and prior to the Closing, none of the parties hereto shall make any press release, statement to employees or other disclosure of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, except as may be required by law. Neither the Company, the Company Shareholders, nor Central Wireless shall make any such disclosure unless each party shall have received prior notice of the contemplated disclosure and has had adequate time and opportunity to comment on such disclosure, which shall be satisfactory in form and content to each party and its counsel.

2.4. Securities Law Compliance. The issuance of the CWIR Exchange Shares to the Company Shareholders hereunder shall not be registered under the Securities Act of 1933, as amended, by reason of the exemption provided by Section 4(2) thereof, and such shares may not be further transferred unless such transfer is registered under applicable securities laws or, in the opinion of counsel of Central Wireless, such transfer complies with an exemption from such registration. All certificates evidencing the CWIR Exchange Shares to be issued to the Company Shareholders shall be legended to reflect the foregoing restriction.

2.5. Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions.

2.6. Further Assurances. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Company Common Stock and to consummate the transactions contemplated by this Agreement.

2.7. Certain Tax Matters.

(a) Cooperation on Tax Matters.

(i) Central Wireless, the Company and the Company Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 2.7 and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Company Shareholders agree (A) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Central Wireless or the Company Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Company Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Central Wireless and the Company Shareholders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

2.9 No-Shop. From the date hereof until the termination of this Agreement, neither the Company nor any Company Shareholder shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any persons (including any of their employees or officers) relating to an Acquisition Proposal (as defined below). As used herein, “Acquisition Proposal” means any proposal or offer involving a liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or other similar transaction or business combination involving the Company. Each of the Company and each Shareholder shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, exiting on the date hereof.

2.10. Schedule 14F-1 Filing. Upon the consummation of this Agreement, Central Wireless shall file with the SEC an Information Statement on Schedule 14F-1 (the “Schedule 14F-1”) or such other documents as may be required, as soon as practicable, disclosing the resignation of Mr. Brand in a form that will satisfy the requirements of law. The parties hereto agree to cooperate in the preparation and filing of such report or any other filings to be filed with the SEC.

2.11 Approval of Schedule 14C. in the event that the Schedule 14C is not approved by the Securities Exchange Commission, this transaction will be unwound and Central Wireless will be solely responsible for returning $141,003.00 to the NIR Group, an entity which is providing financing for this transaction and the Company shall be solely responsible for $278,997 to the NIR Group.

3.	REPRESENTATIONS, COVENANTS AND WARRANTIES OF THE COMPANY AND THE COMPANY SHAREHOLDERS.

To induce Central Wireless to enter into this Agreement and to consummate the transactions contemplated hereby, the Company, and the Company Shareholders jointly and severally represent and warrant to and covenant with Central Wireless as follows:

3.1. Organization; Compliance. The Company is a corporation duly organized, validly existing and in good standing under the laws of New Hampshire. The Company is: (a) entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and (b) duly licensed, in good standing and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where the failure to do so would not result in a material adverse effect on the Company. Schedule 3.1 lists all locations where the Company has an office or place of business and the nature of the ownership interest in such property (fee, lease, or other).

3.2. Capitalization and Related Matters of the Company.

(a) The authorized capital stock of the Company consists of Forty Million (40,000,000) shares of Company Common Stock and Twenty Million (20,000,000) shares of Company Preferred Stock, of which Nineteen Million Five Hundred Thousand One Hundred Sixty (19,500,160) shares of Company Common Stock are issued and outstanding and Nine Million Seven Hundred Fifty Thousand (9,750,000) shares of Company Preferred Stock are issued and outstanding. No shares of the Company Outstanding Stock (i) were issued in violation of the preemptive rights of any shareholder, or (ii) are held as treasury stock. The Company Common Stock to be delivered under the terms of this Agreement are owned of record, legally and beneficially by the Company Shareholders. The shares of the Company Common Stock are free and clear of any and all security interests, encumbrances, and rights of any kind or nature whatsoever (collectively, “Encumbrances”), and upon delivery of the Company Common Stock hereunder, Central Wireless and its assigns will acquire title thereto, free and clear of any and all Encumbrances. Other than voting rights, redemption rights and such other rights conferred by the Company’s charter documents and by applicable New Hampshire statutes, there exist no Securities Rights (as defined herein) with respect to the Company Common Stock. All rights and powers to vote the shares of the Company Common Stock are held exclusively by the Company Shareholders. All of the Company Common Stock is validly issued, fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable federal and state securities or “blue sky” laws and regulations. The certificates representing the Company Common Stock to be delivered to Central Wireless at the Closing are, and the signatures and endorsements thereof or stock powers relating thereto will be, valid and genuine. For the purposes of this section, “Securities Rights” means, with respect to the Company Common Stock (whether issued or unissued) or any other securities convertible into or exchangeable for the Company Common, and includes all written or unwritten contractual rights relating to the issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting of the Company Common Stock and all rights conferred by the Company’s governing documents and by any applicable agreement.

(b) There are not outstanding any securities convertible into capital stock of the Company nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, such capital stock or securities convertible into such capital stock. The Company: (i) is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock; or (ii) has no liability for dividends or other distributions declared or accrued, but unpaid, with respect to any capital stock.

3.3. Subsidiaries. The Company owns (a) no shares of capital stock of any other corporation, including any joint stock company, and (b) no other proprietary interest in any company, partnership, trust or other entity, including any limited liability company.

3.4 Execution; No Inconsistent Agreements; Etc.

(a) This Agreement is a valid and binding agreement of the Company and the Company Shareholders, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors’ rights generally, and the availability of equitable remedies. The Company and the Company Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the documents to be delivered by them in connection with the Closing and to perform their obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Company and the Company Shareholders does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or bylaws of the Company, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any note, bond, mortgage, lease, indenture, agreement or obligation to which the Company or the Company Shareholders is a party, pursuant to which the Company and or the Company Shareholders otherwise receives benefits, or to which any of the properties of the Company or the Company Shareholders is subject, or violate any judgment, order, decree, statute or regulation applicable to the Company or the Company Shareholders or by which any of them may be subject.

3.5. Articles of Incorporation and By-Laws. The Company has heretofore made available and delivered to Central Wireless a complete and correct copy of the Articles of Incorporation and its By-Laws. Such Articles of Incorporation and By-Laws are in full force and effect and have not been amended or modified.

3.6. Corporate Records. The statutory records, including the stock register and minute books of the Company fully reflects all issuances, transfers and redemptions of its capital stock, currently show and will correctly show the total number of shares of its capital stock issued and outstanding on the date hereof and on the Closing Date, the charter or other organizational documents and all amendments thereto, the bylaws as amended and currently in force. To the knowledge of the Company Shareholders, the books of account, minute books, stock record, books, and other records of the Company, all of which have been made available to Central Wireless, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Company Shareholders, the Board of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such Company Shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.7. Financial Statements.

(a) The Company and the Company Shareholders have delivered to Central Wireless the Company’s balance sheet as of December 31, 2006 (the “Balance Sheet”) and the related statements of income, shareholders’ equity and cash flows for the fiscal year ended December 31, 2006. All of the financial statements referenced in this Section 3.7 are referred to herein collectively as the “Financial Statements”.

(b) The Financial Statements have been and will be prepared in accordance with applicable GAAP throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet), applied on a consistent basis, and fairly reflect and will reflect in all material respects the financial condition of the Company as at the dates thereof and the results of the operations of the Company for the periods then ended, and are true and complete and are consistent with the books and records of the Company .

3.8. Liabilities. Except as set forth on Schedule 3.8, the Company has no debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except: (a) those reflected on the Balance Sheets, including the notes thereto, and (b) liabilities incurred in the ordinary course of business since September 30, 2006, none of which have had or will have a material adverse effect on the financial condition of the Company.

3.9. Absence of Changes. Except as disclosed on Schedule 3.9, from September 30, 2006, to the date of this Agreement:

(a) there has not been any adverse change in the business, assets, liabilities, results of operations or financial condition of the Company; and

(b) there has not been any: (i) change in the Company’s authorized or issued capital stock; (ii) a declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; or (iii) amendment to the Articles of Incorporation or Bylaws of the Company.

3.10. Title to Properties. The Company has good and marketable title to all of its properties and assets, real and personal, free and clear of all encumbrances, liens or charges of any kind or character.

3.11. Compliance With Law. The business and activities of the Company have at all times been conducted in accordance with its Articles of Incorporation and Bylaws and any applicable law, regulation, ordinance, order, License (as defined in Section 3.18), permit, rule, injunction or other restriction or ruling of any court or administrative or governmental agency, ministry, or body, except where the failure to do so would not result in a material adverse effect on the Company.

3.12. Taxes. Except as stated on Schedule 3.12, the Company has duly filed all federal, provincial, and material local and foreign tax returns and reports, and all returns and reports of all other governmental units having jurisdiction with respect to taxes imposed on it or on its income, properties, sales, franchises, operations or employee benefit plans or trusts, all such returns were complete and accurate when filed, and all taxes and assessments payable by the Company have been paid to the extent that such taxes have become due. All taxes accrued or payable by the Company for all periods through December 31, 2006, have been accrued or paid in full, whether or not due and payable and whether or not disputed. The Company has withheld or collected and paid over to the appropriate governmental authorities (or is properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have a material adverse effect on the Company. For purposes of this Agreement, “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature or excise, withholding, ad valorem, stamp, transfer, value added or gains taxes, license, registration and documentation fees, and custom duties, tariffs and similar charges.

3.13. Assets.

(a) The Company owns, leases or has the right to use all the properties and assets, including, without limitation, the real property and personal property, used in the conduct of its business or otherwise owned, leased, or used, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or in or relating to the conduct of its business (all such properties, assets and contract rights being the “Assets”). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all encumbrances.

(b) The Assets constitute all the properties, assets and rights forming a part of, used or held in, and all such properties, assets and rights used in the conduct of, the business of the Company as it is currently conducted. All of the Assets are in good operating condition and repair, normal wear and tear excepted.

3.14. Leases of Real Property. All leases pursuant to which the Company is a lessee of any real property (the “Leases”) are listed in Schedule 3.14 and are valid and enforceable in accordance with their terms. There is not under any of such Leases any material default or any claimed material default or any event of default or event which with notice or lapse of time, or both, would constitute a material default by the Company.

3.15. Contingencies. Except as disclosed on Schedule 3.15, there are no actions, suits, claims or proceedings pending, or to the knowledge of the Company Shareholders threatened against, by or affecting, the Company in any court or before any arbitrator or governmental agency that may have a material adverse effect on the Company which could materially and adversely affect the right or ability of the Company Shareholders to consummate the transactions contemplated hereby. To the knowledge of the Company Shareholders and the current management of the Company, there is no valid basis upon which any such action, suit, claim, or proceeding may be commenced or asserted against the Company. There are no unsatisfied judgments against the Company and no consent decrees or similar agreements to which the Company is subject and which could have a material adverse effect on the Company.

3.16. Employee Benefit Matters. There are no employee benefit plans (as defined in Section 3(3) of ERISA), bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements to which the Company is a party, with respect to which the Company has any obligation, or which are maintained, contributed to, or sponsored by the Company for the benefit of any current or former employee, officer, or director of the Company.

3.17. Intellectual Property. The Company has: (a) the exclusive right to use the name Summit Medical Technologies, Inc., and the use of such name does not conflict with or infringe upon the rights of any other person, and (b) made all material filings and publications required to register and perfect such exclusive right. The Company is not, and will not be, subject to any liability, direct or indirect, for infringement damages, royalties, or otherwise, by reason of (a) the use of the name ‘Summit Technologies, Inc.’ in the United States or (b) the business operations of the Company, at any time prior to the Closing Date. The Company has not registered the name “Summit Technologies, Inc.” for trademark or use rights with any state or federal agency for exclusive use. The state of New Hampshire granted incorporation under the name “Summit Technologies, Inc.”.

3.18. Possession of Franchises, Licenses, Etc. The Company: (a) possesses all material franchises, certificates, licenses, permits and other authorizations (collectively, the “Licenses”) from governmental authorities, political subdivisions or regulatory authorities that are necessary for the ownership, maintenance and operation of its business in the manner presently conducted; (b) is not in violation of any provisions thereof; and (c) has maintained and amended, as necessary, all Licenses and duly completed all filings and notifications in connection therewith. Schedule 3.18 sets forth a list of all of the Company’s Licenses.

3.19 Litigation. Except as disclosed on Schedule 3.19, there is no suit, action or proceeding pending, and no person has overtly-threatened in a writing delivered to the Company or the Company Shareholders to commence any suit, action or proceeding, against or affecting the Company, nor is there any judgment, decree, injunction, or order of any governmental entity or arbitrator outstanding against, or, to the knowledge of the Company, pending investigation by any governmental entity involving the Company or the Company Shareholders.

3.20. Material Contracts. Schedule 3.20 contains a complete list of all contracts of the Company, which involve consideration in excess of the equivalent of Ten Thousand Dollars ($10,000) or have a term of one (1) year or more (the “Material Contracts”). The Company has delivered to Central Wireless a true, correct and complete copy of each of the written contracts, and a summary of each oral contract, listed on Schedule 3.20. Except as disclosed in Schedule 3.20: (a) the Company has performed all material obligations to be performed by it under all such contracts, and is not in material default thereof, and (b) no condition exists or has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default or accelerate the maturity of, or otherwise modify, any such contract, and (c) all such contracts are in full force and effect. No material default by any other party to any of such contracts is known or claimed by the Company or any Company Shareholders to exist.

3.21. Employment and Labor Matters. Schedule 3.21 sets forth the name, position, employment date, and current compensation (base and bonus) of each employee of the Company. The Company is not a party to any collective bargaining agreement or agreement of any kind with any union or labor organization.

3.22. Environmental Matters. Except as set forth on Schedule 3.22, the Company is not in violation, in any material respect, of any Environmental Law (as defined herein); the Company has received all permits and approvals with respect to emissions into the environment and the proper collection, storage, transport, distribution or disposal of Wastes (as defined herein) and other materials required for the operation of its business at present operating levels; and they are not liable or responsible for any clean up, fines, liability or expense arising under any Environmental Law, as a result of the disposal of Wastes or other materials in or on the property of the Company (whether owned or leased), or in or on any other property, including property no longer owned, leased or used by the Company. As used herein, (a) “Environmental Laws” means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other “Superfund” or “Superlien” law or any other federal, or applicable state or local statute, law, ordinance, code, rule, regulation, order or decree (foreign or domestic) regulating, relating to, or imposing liability or standards of conduct concerning, Wastes, or the environment; and (b) “Wastes” means and includes any hazardous, toxic or dangerous waste, liquid, substance or material (including petroleum products and derivatives), the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

3.23. Full Disclosure. No representation or warranty of the Company Shareholders contained in this Agreement, and none of the statements or information concerning the Company or contained in this Agreement and the Schedules, contains or will contain as of the date hereof and as of the Closing Date any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF CENTRAL WIRELESS.

To induce the Company Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Central Wireless represents and warrants to and covenants with the Company and the Company Shareholders as follows:

4.1. Organization. Central Wireless is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Central Wireless is entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and Central Wireless is duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where such failure would not result in a material adverse effect on Central Wireless.

4.2. Capitalization and Related Matters.

(a) Central Wireless has an authorized capital stock consisting of Two Billion (2,000,000,000) shares of CWIR Common Stock, of which One Billion Nine Hundred Fifty-Four Million One Hundred Ninety-Two Thousand Four Hundred Fifty-One (1,954,192,451) shares are issued and outstanding, Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred (9,999,900) shares of undesignated preferred stock, of which no shares are issued and outstanding, par value $0.01 per share, and One Hundred (100) shares of Series A Convertible Preferred Stock, par value $0.01 per share, of which no shares are issued and outstanding. Except as disclosed in documents filed by Central Wireless with the SEC, Central Wireless does not have outstanding any securities convertible into capital stock, nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.

4.3. Execution; No Inconsistent Agreements; Etc.

(a) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized and approved by Central Wireless and this Agreement is a valid and binding agreement of Central Wireless enforceable against Central Wireless in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors’ rights generally, and the availability of equitable remedies.

(b) The execution and delivery of this Agreement by Central Wireless does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or bylaws of Central Wireless or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which Central Wireless is a party, pursuant to which any of them otherwise receive benefits, or by which any of their properties may be bound.

4.4. Financial Statements. Central Wireless has delivered to the Company the consolidated audited balance sheets of Central Wireless as of December 31, 2005, the consolidated audited statement of income for the fiscal year ended December 31, 2005 and the consolidated unaudited balance sheet as of September 30, 2006 (collectively, the “CWIR Financial Statements”). The CWIR Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis (except that the unaudited statements do not contain all the disclosures required by GAAP), and fairly reflect in all material respects the consolidated financial condition of Central Wireless as at the dates thereof and the consolidated results of Central Wireless’s operations for the periods then ended.

4.5 Articles of Incorporation and By-Laws. Central Wireless has heretofore made available and delivered to the Company a complete and correct copy of the Articles of Incorporation and its By-Laws. Such Articles of Incorporation and By-Laws are in full force and effect and have not been amended or modified.

4.6. Liabilities. Except as disclosed in the SEC public filings, Central Wireless does not have any material debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except (a) those reflected on the CWIR Financial Statements, including the notes thereto, and (b) liabilities incurred in the ordinary course of business since September 30, 2006, none of which have had or will have a material adverse affect on the financial condition of Central Wireless taken as a whole. As of the Closing Date, Central Wireless is not in default on any material obligations to other third parties.

4.7. Contingencies. Except as disclosed in the SEC public filings, there are no actions, suits, claims or proceedings pending or, to the knowledge of the management of Central Wireless, threatened against, by or affecting it in any court or before any arbitrator or governmental agency which could have a material adverse effect on Central Wireless or which could materially and adversely affect the right or ability of Central Wireless to consummate the transactions contemplated hereby. To the knowledge of Central Wireless there is no valid basis upon which any such action, suit, claim or proceeding may be commenced or asserted against Central Wireless. There are no unsatisfied judgments against Central Wireless and no consent decrees or similar agreements to which Central Wireless is subject and which could have a material adverse effect on Central Wireless or which could materially and adversely affect the right or ability of Central Wireless to consummate the transactions contemplated hereby.

4.8 Full Disclosure. No representation or warranty of Central Wireless contained in this Agreement, and none of the statements or information concerning Central Wireless contained in this Agreement and the Schedules, contains or will contain as of the date hereof and as of the Closing Date any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.9 No Delisting Proceedings. To the knowledge of Central Wireless, there are no delisting proceedings known, threatened or pending against Central Wireless by the exchange on which it currently trades.

4.10. No Operations. As of the Closing Date, Central Wireless is non-operational. As of June 30, 2005, Central Wireless has not entered or executed any material contracts under which it may have financial or other outstanding obligations.

4.11 SEC Filings. Central Wireless has filed with the SEC its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and all the quarterly reports for the each fiscal quarter in 2006.

4.12. Absence of Changes. Except as disclosed on Schedule 4.12, from September 30, 2006, to the date of this Agreement:

(a) there has not been any adverse change in the business, assets, liabilities, results of operations or financial condition of Central Wireless; and

(b) there has not been any: (i) change in authorized or issued capital stock of Central Wireless; (ii) a declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; or (iii) amendment to the Articles of Incorporation or Bylaws of Central Wireless.

4.13. Litigation. Except as disclosed in the SEC public filings, there is no suit, action or proceeding pending, and no person has overtly-threatened in a writing delivered to Central Wireless or the Central Wireless Shareholders to commence any suit, action or proceeding, against or affecting Central Wireless, nor is there any judgment, decree, injunction, or order of any governmental entity or arbitrator outstanding against, or, to the knowledge of Central Wireless, pending investigation by any governmental entity involving, Central Wireless, or the Central Wireless Shareholders.

5.	[INTENTIONALLY NOT USED]

6.	CONDITIONS TO OBLIGATIONS OF ALL PARTIES.

The obligation of the Company, the Company Shareholders and Central Wireless to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions; any or all of which may be waived in whole or in part by the joint agreement of Central Wireless the Company and the Company Shareholders:

6.1. Absence of Actions. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation or to seek damages in a material amount by reason of the transactions contemplated hereby, and no governmental authority shall have asserted that the within transactions (or any other pending transaction involving Central Wireless, the Company Shareholders or the Company when considered in light of the effect of the within transactions) shall constitute a violation of law or give rise to material liability on the part of the Company Shareholders, the Company or Central Wireless.

6.2. Consents. The parties shall have received from any suppliers, lessors, lenders, lien holders or governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, or any part hereof, such consents, authorizations and approvals as are necessary for the consummation hereof, including, without limitation, the consents listed on Schedule 6.2.

7.	CONDITIONS TO OBLIGATIONS OF CENTRAL WIRELESS.

All obligations of Central Wireless to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Central Wireless:

7.1. Representations and Warranties. The representations and warranties contained in Section 3 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of the Company Shareholders in connection with the transactions contemplated by this Agreement shall be true, correct and complete in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true, correct and complete at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).

7.2. Compliance with Agreements and Conditions. The Company Shareholders and the Company shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by them and/or by the Company prior to or on the Closing Date.

7.3. Absence of Material Adverse Changes. No material adverse change in the business, assets, financial condition, or prospects of the Company shall have occurred, and no event shall have occurred which has had or will have a material adverse effect on the business, assets, financial condition or prospects of the Company.

7.4. Certificate of the Company Shareholders. The Company Shareholders shall have executed and delivered, or caused to be executed and delivered, to Central Wireless one (1) or more certificates, dated the Closing Date, certifying in such detail as Central Wireless may reasonably request to the fulfillment and satisfaction of the conditions specified in Sections 7.1 through 7.3 above.

7.5. Obligations To Be Paid At Signing. As partial consideration for the CWIR Exchange Shares, the Company, via additional funding from NIR or any of its affiliates (collectively, “NIR”), which funding shall be added to the Note (as defined below), shall have paid and shall have discharged upon the execution of this Agreement the outstanding balances owed to the entities and persons as set forth on Schedule B.

7.6. Financing. Central Wireless shall have completed a financing transaction with NIR relating to the issuance of an 8% Callable Secured Convertible Note (the “Note”), made by Central Wireless to NIR, subject to the terms and conditions set forth in the Term Sheet attached hereto as Exhibit H.

8.	CONDITIONS TO OBLIGATIONS OF THE COMPANY SHAREHOLDERS.

All of the obligations of the Company Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every one of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by the Company Shareholders:

8.1. Representations and Warranties. The representations and warranties contained in Section 4 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of Central Wireless in connection with the transactions contemplated by this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).

8.2. Compliance with Agreements and Conditions. Central Wireless shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by Central Wireless prior to or on the Closing Date.

8.3. Absence of Material Adverse Changes. No material adverse change in the assets or financial condition of Central Wireless shall have occurred and no event shall have occurred which has had, or will have a material adverse effect on the assets or financial condition of Central Wireless, taken as a whole.

8.4 SEC Filings. Central Wireless shall have filed with the SEC its Annual Report on Form 10-KSB for the fiscal years ended December 31, 2005 and December 31, 2006.

8.5. Board Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Central Wireless.

8.6. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by at least fifty-one percent (51%) of the shareholders of Central Wireless.

8.7 Certificate of Central Wireless. Central Wireless shall have delivered to the Company Shareholders a certificate, executed by an executive officer and dated the Closing Date, certifying to the fulfillment and satisfaction of the conditions specified in Sections 8.1 through 8.6 above.

8.8 Special Board Meeting. Central Wireless shall cause a special meeting of the Board of Directors, currently consisting of Mr. Brand as sole Director, to be held on or shortly after the Closing Date. At such meeting, nominees designated by the Company shall be appointed as new directors of Central Wireless, and all resignations of officers tendered on the meeting shall be accepted. Mr. Brand shall also submit his resignation as sole Director of Central Wireless which shall become effective upon the effectiveness of Schedule 14F-1.

8.9 Schedule 14C. Central Wireless shall have filed a Schedule 14C with the SEC and shall have mailed the same to each of the shareholders of Central Wireless not less than twenty (20) days prior to the Closing, which such Schedule 14C shall set forth the intent of the requisite number of shareholders, in accordance with applicable law, to approve (a) this Agreement and the transactions contemplated hereby in accordance with Section 1.5 herein, (b) the Share Increase in accordance with Section 1.6 herein and (c) the Reverse Split in accordance with Section 1.6 herein.

9.	INDEMNITY.

9.1. Brand Escrow Fund.  At Closing, the Brand Escrow Shares will be registered in the name of, and deposited with, the Escrow Agent, and such deposit shall constitute the escrow fund (the “Brand Escrow Fund”) and shall be governed by the terms set forth in that certain Brand Escrow Agreement. The Brand Escrow Fund will be available to compensate the Company and the Company Shareholders pursuant to the indemnification obligations of Central Wireless.

9.2 Indemnification by Company Shareholders. Subject to Section 9.5, the Company Shareholders (hereinafter, collectively, called the “Shareholder Indemnitors”) shall jointly and severally defend, indemnify and hold harmless Central Wireless and its direct and indirect Subsidiaries (including the Company after Closing) and affiliates, their officers, directors, employees and agents (hereinafter, collectively, called “CWIR Indemnitees”) against and in respect of any and all loss, damage, liability, fine, penalty, cost and expense, including reasonable attorneys’ fees and amounts paid in settlement (collectively, “CWIR Losses”), suffered or incurred by any CWIR Indemnitee by reason of, or arising out of:

(a) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of the Company Shareholders contained in this Agreement or in any certificate, schedule, instrument or document delivered to Central Wireless by or on behalf of the Company Shareholders or the Company pursuant to the provisions of this Agreement (without regard to materiality thresholds contained therein); and

(b) any liabilities of the Company or of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, (i) existing as of the date of the Balance Sheet, and required to be shown therein in accordance with applicable GAAP, to the extent not reflected or reserved against in full in the Balance Sheet; or (ii) arising or occurring between September 30, 2006 and the Closing Date, except for liabilities arising in the ordinary course of business, none of which shall have a material adverse effect on the Company.

9.3. Indemnification by Central Wireless. Subject to Section 9.5, Central Wireless (hereinafter called the “CWIR Indemnitor”) shall jointly and severally defend, indemnify and hold harmless the Company Shareholders (hereinafter called “Shareholder Indemnitees”) against and in respect of any and all loss, damage, liability, fine, penalty, cost and expense, including reasonable attorneys’ fees and amounts paid in settlement (collectively, “Shareholder Losses”), suffered or incurred by any Shareholder Indemnitees by reason of, or arising out of:

(a) any misrepresentation, breach of warranty or breach or non-fulfillment of any material agreement of Central Wireless contained in this Agreement or in any other certificate, schedule, instrument or document delivered to the Company Shareholders by or on behalf of Central Wireless pursuant to the provisions of this Agreement (without regard to materiality thresholds contained therein); and

(b) for a period of one (1) year after Closing, any liabilities of Central Wireless of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, arising from the ownership of Central Wireless or the operation of Central Wireless after Closing, but only so long as such liability is not the result of an act or omission of Central Wireless occurring prior to the Closing. CWIR Losses and Shareholder Losses are sometimes collectively referred to as “Indemnifiable Losses”.

9.4. Defense of Claims.

(a) Each party seeking indemnification hereunder (an “Indemnitee”): (i) shall provide the other party or parties (the “Indemnitor”) written notice of any claim or action by a third party arising after the Closing Date for which an Indemnitor may be liable under the terms of this Agreement, within ten (10) days after such claim or action arises and is known to Indemnitee, and (ii) shall give the Indemnitor a reasonable opportunity to participate in any proceedings and to settle or defend any such claim or action. The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnitor. If the Indemnitor wishes to assume the defense of such claim or action, the Indemnitor shall give written notice to the Indemnitee within ten (10) days after notice from the Indemnitee of such claim or action, and the Indemnitor shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnitee, provided that Indemnitee may participate in such defense at their own expense, and the Indemnitor shall, in any event, have the right to control the defense of the claim or action.

(b) If the Indemnitor shall not assume the defense of, or if after so assuming it shall fail to defend, any such claim or action, the Indemnitee may defend against any such claim or action in such manner as they may deem appropriate and the Indemnitees may settle such claim or litigation on such terms as they may deem appropriate but subject to the Indemnitor’s approval, such approval not to be unreasonably withheld; provided, however, that any such settlement shall be deemed approved by the Indemnitor if the Indemnitor fails to object thereto, by written notice to the Indemnitee, within fifteen (15) days after the Indemnitor’s receipt of a written summary of such settlement. The Indemnitor shall promptly reimburse the Indemnitee for the amount of all expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense and settlement of such claim or action.

(c) If a non-appealable judgment is rendered against any Indemnitee in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of any of the Indemnitee, the Indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of the Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnitor shall forthwith pay such judgment or discharge such lien before any Indemnitee is compelled to do so.

9.5. Waiver. The failure of any Indemnitee to give any notice or to take any action hereunder shall not be deemed a waiver of any of the rights of such Indemnitee hereunder, except to the extent that Indemnitor is actually prejudiced by such failure.

9.6. Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

9.6.1. Time Limitation. No party shall be responsible hereunder for any Indemnifiable Loss unless the Indemnitee shall have provided such party with written notice containing a reasonable description of the claim, action or circumstances giving rise to such Indemnifiable Loss within three (3) years after the Closing Date (the “Indemnity Notice Period”); provided, however, that:

(a) with respect to any Indemnifiable Loss resulting or arising from any breach of a representation or warranty of the Company Shareholders relating to taxes, or any tax liability of the Company arising or relating to periods prior to the Closing Date, the Indemnity Notice Period shall extend for the full duration of the statute of limitations; and

(b) there shall be no limit on the Indemnity Notice Period for indemnity claims: (i) against the Company Shareholders for Indemnifiable Losses arising or resulting from a breach of a representation or warranty relating to Environmental Laws, or any liability which relates to the handling or disposal of Wastes or the failure to comply with any Environmental Law; and (ii) against any party based on fraud or intentional breach or misrepresentation.

9.6.2. Basket. No party shall have any liability hereunder for Indemnifiable Losses after the Closing, with respect to a breach of the representations and warranties contained herein, until the aggregate of all Indemnifiable Losses for which the Company Shareholder or Central Wireless as applicable, are responsible under this Agreement exceeds Ten Thousand Dollars ($10,000) (the “Basket”); provided that once such Basket is exceeded for the Company Shareholders or Central Wireless as applicable, the responsible party or parties shall be responsible for all Indemnifiable Losses, from the first dollar as if such Basket never existed; and further provided that this Section 9.6.2 shall not limit in any respect indemnity claims: (a) based upon fraud or intentional breach or intentional misrepresentation; (b) arising from a breach by the CWIR Indemnitor of any covenant contained in this Agreement; (c) arising from a breach by the Company Shareholders of any representation or warranty contained in Section 3.2 hereof; or (d) related to any tax or tax liability of the Company for periods prior to the Closing Date.

9.7. Calculation of Value of Escrow Shares. For the purposes of determining the number of shares of the Escrow Shares to be delivered in satisfaction of an indemnification obligation under this Section 9 (to the extent payment is made by the Escrow Shares), the price per share shall be equal to the Fair Market Value (defined below) at the time the loss was discovered (or reasonably should have been known) or on the date an indemnification notice is given, whichever is greater. Strictly for purposes of this Section 9, “Fair Market Value” of an Escrow Share as of a particular date means: (i) the average of the closing prices over the ten (10) day period ending immediately before the applicable date of valuation, if the Escrow Shares are then traded in the over-the-counter market (including trading on the Nasdaq OTC Bulletin Board); (ii) the average of the closing prices of the Escrow Shares over the five (5) business days ending immediately before the applicable date of valuation, if the Escrow Shares are then traded on a securities exchange or the Nasdaq National Market or Nasdaq Small Cap Market; and (iii) as determined in good faith by an independent third-party appraiser upon a review of relevant factors, if no active public market exists for the Escrow Shares.

10.	TERMINATION.

10.1. Termination. This Agreement may be terminated at any time on or prior to the Closing:

(a) By mutual consent of Central Wireless and the Company Shareholders; or

(b) At the election of Central Wireless if: (i) the Company Shareholders have breached or failed to perform or comply with any of their representations, warranties, covenants or obligations under this Agreement; or (ii) any of the conditions precedent set forth in Sections 6 or 7 is not satisfied as and when required by this Agreement; or (iii) the Closing has not been consummated by the Outside Date.

(c) At the election of the Company Shareholders if: (i) Central Wireless has breached or failed to perform or comply with any of its representations, warranties, covenants or obligations under this Agreement; or (ii) any of the conditions precedent set forth in Sections 6 or 8 is not satisfied as and when required by this Agreement; or (iii) the Closing has not been consummated by the Outside Date.

10.2. Manner and Effect of Termination. Written notice of any termination (“Termination Notice”) pursuant to this Section 10 shall be given by the party electing termination of this Agreement (“Terminating Party”) to the other party or parties (collectively, the “Terminated Party”), and such notice shall state the reason for termination. The party or parties receiving Termination Notice shall have a period of ten (10) days after receipt of Termination Notice to cure the matters giving rise to such termination to the reasonable satisfaction of the Terminating Party. If the matters giving rise to termination are not cured as required hereby, this Agreement shall be terminated effective as of the close of business on the tenth (10th) day following the Terminated Party’s receipt of Termination Notice. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others, except that nothing contained herein shall relieve any party from: (a) its obligations under Sections 2.2 and 2.3; or (b) liability for its intentional breach of any representation, warranty or covenant contained herein, or its intentional failure to comply with the terms and conditions of this Agreement or to perform its obligations hereunder.

11.	MISCELLANEOUS.

11.1. Notices.

(a) All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person, or upon the expiration of four (4) days after the date sent, if sent by federal express (or similar overnight courier service) to the parties at the following addresses:

(i)	If to Central Wireless:	Central Wireless, Inc.
2040 Bispham Road
Sarasota, Florida 34231
Attention: Kenneth W. Brand
Fax: 941-929-1476

	with a copy to:	Kirkpatrick & Lockhart Preston Gates Ellis LLP
201 South Biscayne Blvd.
Suite 2000, Miami Center
Miami, Florida 33131-2399
Attention: Clayton E. Parker, Esq.
Fax: 305-358-7095

(ii)	If to the Company:	Summit Medical Technologies, Inc.
P.O. Box 4375
Windham, New Hampshire 03087
Attention: Michael Merchant
Fax: 603-893-6654

(iii)	with a copy to:	Gersten Savage LLP
600 Lexington Avenue
New York, New York 10022
Attention: Jay Kaplowitz, Esq.
Telephone: 212-752-9700
Fax: 212-980-5192

(iv)	If to Company
	Shareholders:	See the names and addresses listed on
Exhibit A attached hereto.

(b) Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

11.2. Survival. Except as provided in the next sentence, the representations, warranties, agreements and indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by the parties and the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing, subject to the limitations of Section 9.5. The representations, warranties and agreements of the Company contained in this Agreement shall not survive the Closing.

11.3. Counterparts; Interpretation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. All Schedules hereto shall be deemed a part of this Agreement. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of all of the parties hereto. No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. For purposes of this Agreement: “herein”, “hereby”, “hereunder”, “herewith”, “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular section or paragraph. References to “including” means including without limiting the generality of any description preceding such term. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to its conflict of law rules. The parties hereto agree that any claim, suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be submitted for adjudication exclusively in any state or federal court sitting in New Hampshire, and each party hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. Each party (a) waives any objection which it may have that such court is not a convenient forum for any such adjudication, (b) agrees and consents to the personal jurisdiction of such court with respect to any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby and (c) agrees that process issued out of such court or in accordance with the rules of practice of such court shall be properly served if served personally or served by certified mail or other form of substituted service, as provided under the rules of practice of such court.

11.5. Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, and successors; provided, however, that no Company Shareholder may assign this Agreement or any rights hereunder, in whole or in part.

11.6. Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

11.7. Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of a party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

11.8. Headings. The headings as to contents of particular paragraphs of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

11.9. Expenses. Except as otherwise expressly provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Central Wireless or the Company Shareholders as each party incurs such expenses, and none of such expenses shall be charged to or paid by the Company.

11.10. Finder’s Fees. Central Wireless represents to the Company Shareholders that no broker, agent, finder or other party has been retained by it in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by Central Wireless to be paid for or on account of the transactions contemplated hereby. The Company Shareholders represent to Central Wireless that no broker, agent, finder or other party has been retained by Company Shareholders or the Company in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Company Shareholders or the Company to be paid for or on account of the transactions contemplated hereby.

11.11. Gender. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

11.12. Acceptance by Fax. This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

11.13. Attorneys’ Fees. In the event of any litigation arising under the terms of this Agreement, the prevailing party or parties shall be entitled to recover its or their reasonable attorneys’ fees and court costs from the other party or parties.

11.14. Opportunity to Hire Counsel; Role of Kirkpatrick & Lockhart Preston Gates Ellis LLP. The Company and the Company Shareholders acknowledge that they have been advised and have been given an opportunity to hire counsel with respect to this Agreement and the transactions contemplated hereby. The Company Shareholders further acknowledge that the law firm of Kirkpatrick & Lockhart Preston Gates Ellis LLP did not provide them any legal advice, including any tax advice with respect to the transactions contemplated by this Agreement. The Company Shareholders further acknowledge that the law firm of Kirkpatrick & Lockhart Preston Gates Ellis LLP has solely represented Central Wireless in connection with this Agreement and the transactions contemplated hereby and no other person.

11.15. Time is of the Essence. It is understood and agreed among the parties hereto that time is of the essence in this Agreement and this applies to all terms and conditions contained herein.

11.16. NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

CENTRAL WIRELESS, INC.,
a Utah corporation

By: /s/ Kenneth M. Brand Name: Kenneth M. Brand
Title: CEO

KENNETH W. BRAND, an individual:

By: /s/ Kenneth M. Brand Name: Kenneth M. Brand

THE COMPANY:

SUMMIT MEDICAL TECHNOLOGIES, INC.,
a New Hampshire corporation

By: /s/ Michael Merchant Name: Michael Merchant
Title: President

COMPANY SHAREHOLDERS:

By: /s/ Michael Merchant Name: Michael Merchant
Title: Sole Shareholder